Exhibit 99.1

EBET Common Stock to Begin Trading on the OTC Pink Sheets on October 13

EBET to Cease from Trading on Nasdaq

EBET, Inc. (“EBET” or the “Company”), a global online i-gaming casino website operator, today announced that on October 12, 2023 it received formal notice from the NASDAQ Stock Market that the Company’s common stock has been suspended from trading on the Nasdaq Capital Market effective October 13, 2023, due to failure to demonstrate compliance with Listing Rules 5550(a)(2) and 5550(b)(1).

The Company’s common stock will be quoted on the Pink Sheets platform operated by OTC Markets Group Inc. (the “OTC”) and will commence trading on October 13, 2023 at the market open under the “EBET” ticker symbol.

The Company’s stock will be quoted on the OTC Pink® Open Market while it pursues an uplisting to the OTCQB exchange.

About EBET

EBET operates and develops i-gaming wagering products for bettors around the world. The Company is focused on bringing better i-gaming products to market in order to cater to the Millennial and Gen-Z demographics in the wagering space. EBET operates online sportsbook and casino brands Karamba, Hopa, Griffon Casino, BetTarget, Dansk777, GenerationVIP and Gogawi, active in countries around the world. The company was awarded Esport Product of the Year at the 2021 SiGMA Europe and the 2022 SiGMA Asia and SiGMA Americas Awards. Its brand Karamba received SBC's award for Innovation in Casino & Gaming Entertainment and the 2022 SiGMA Americas award for Online Casino of the Year. For more information, visit: https://ebet.gg/.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Act, and Section 21E of the Securities Exchange Act of 1934, as amended, and Private Securities Litigation Reform Act, as amended, including those relating to the Company’s ability to uplist its common stock to the OTCQB. These statements relate to future events, future expectations, plans and prospects. These statements may be identified by the use of forward-looking expressions, including, but not limited to, "expect," "anticipate," "intend," "plan," "believe," "estimate," "potential," "predict," "project," "should," "would" and similar expressions and the negatives of those terms. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, actual results or outcomes may prove to be materially different from the expectations expressed or implied by such forward-looking statements. Meaningful factors that could cause actual results to differ include, but are not limited to, whether we will have adequate financial resources to enable us to pursue our business successfully. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed in the Company’s filings with the Securities and Exchange Commission, including as set forth in Item 1A. “Risk Factors” in the Company’s most recently filed Form 10-K filed with the Securities and Exchange Commission and updated from time to time in its Form 10-Q filings and in its other public filings with the SEC. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

Investor Relations Contact:

irc@ebet.gg